Exhibit 10.5
COLUMBIA SPORTSWEAR COMPANY
2020 STOCK INCENTIVE PLAN
(as amended and restated)
LONG-TERM INCENTIVE CASH
AWARD AGREEMENT

(Cumulative Operating Income)

    This Long-Term Incentive Cash Award Agreement (this “Agreement”) is entered into as of [DATE] (the “Award Date”) by and between Columbia Sportswear Company, an Oregon corporation (the “Company”), and [NAME] (the “Recipient”).

    The award to the Recipient is made pursuant to Section 7 of the Company’s 2020 Stock Incentive Plan, as amended and restated (the “Plan”) (though the Award shall be settled in cash), and the Recipient desires to accept the award subject to the terms and conditions of this Agreement and the applicable provisions of the Plan. The terms of the Plan are incorporated by reference in this Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan. In the event of a conflict between this Agreement and the terms of the Plan, the provisions of the Plan shall govern. For purposes of this Agreement and to the extent the Recipient is not directly employed by the Company, “Employer” shall mean the subsidiary or branch of the Company that employs the Recipient on the applicable date (and references herein to the Company shall include the Employer, if applicable).

    IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

    1. Award. The Company awards to the Recipient under the Plan a Long-Term Incentive Cash Award wit a target amount of [$] (the “Award”), subject to forfeiture and adjustment as provided in Section 1 of this Agreement and to the restrictions, terms and conditions set forth in this Agreement.

    (a)    Rights under Award. The Award represents an unfunded, unsecured right to require the Company to deliver to the Recipient a payment in cash as provided in this Agreement. The amount of cash deliverable with respect to the Award is subject to adjustment as provided in Section 1(b) and Section 1(c) of this Agreement.

    (b)    Vesting. The Award shall initially be 100% unvested and subject to forfeiture. The Award is subject to both a performance-based vesting condition (the “Performance Vesting Condition”) based on the Company’s cumulative operating income (“Cumulative Operating Income”) and a time-based vesting condition (the “Time-Based Vesting Condition”). Except as otherwise set forth in this Agreement, no portion of the Award shall vest and become eligible for payment in cash until both the Performance Vesting Condition and the Time-Based Vesting Condition are satisfied.

(1)    Adjustment to Award Based on Achievement of Performance. Except as otherwise set forth in this Agreement, for the period beginning [DATE] and ending [DATE] (the “Performance Period”), the Award is subject to increase, decrease or forfeiture (and if forfeited the Recipient shall have no right to receive any cash related to the Award), based on achievement of the Cumulative Operating Income during the Performance Period. Following the last day of the Performance Period, the Talent and Compensation Committee of the Board (the “Compensation Committee”) shall certify the percentage of the Award that is earned (the “Earned Award”) for the Performance Period, based on the table below. If results are between data points, the percentage of the Award payable shall be determined by linear interpolation between the data points.

(000’s – USD)

Cum. Op. Inc.	Goal as of % of Plan	Earned Award as a % of Target
<$	<%	%
$	%	%
$	%	%
$	%	%
$	%	%

    COMPANY CONFIDENTIAL
186683679.4

Exhibit 10.5

$	%	%
$	%	%
≥$	≥%	%

“Cumulative Operating Income” means the sum of the annual income from operations for each of the two fiscal years in the Performance Period as set forth in the audited consolidated financial statements of the Company, excluding the following items (collectively, the “Excluded Effects”), for the Performance Period: [Excluded Effects]

Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, disregard all or any part of any Excluded Effects when determining the performance results for the Performance Period.

(2)    Time-Based Vesting Condition. Following the last day of the Performance Period, any Earned Award shall satisfy the Time-Based Vesting Condition on the one-year anniversary of the last day of the Performance Period (the “Vesting Date”). If the Vesting Date falls on a weekend or any other day on which the Nasdaq Stock Market (“Nasdaq”) or any national securities exchange on which the Common Stock then is principally traded (the “Exchange”) is closed for trading, the Earned Award shall vest on the first following day that Nasdaq or the Exchange, as applicable, is open for trading. Except as otherwise provided in this Agreement, the Recipient must be continuously employed by the Company from the Award Date through the Vesting Date to satisfy the Time-Based Vesting Condition and receive payment in respect of the Earned Award pursuant to Section 1(e).

    (c)    Adjustment of Award.

        (1)    Treatment of Award on Termination of Employment that is not a Qualified Termination. If the Recipient ceases to be continuously employed by the Company on or prior to the Vesting Date, and such termination of employment is not due to the Recipient’s (i) retirement on any date that is after the later of (A) the second anniversary of the first day of the Performance Period and (B) the Recipient’s retirement eligibility date or (ii) death or total disability that occurs after at least six months of the Performance Period has elapsed (any such termination pursuant to clauses (i) and (ii), a “Qualified Termination”), the Recipient shall immediately forfeit the entire Award pursuant to this Agreement and the Recipient shall have no right to receive any related cash thereunder. If the Recipient ceases to be continuously employed by the Company for any reason after the Vesting Date, the Recipient shall be entitled to receive the Earned Award, subject to the Recipient’s compliance with the Recipient’s continuing obligations to the Company. In the event of a Recipient’s Qualified Termination, the Recipient’s Award shall not be immediately forfeited and shall instead be eligible to vest as provided in Section 1(c)(2) or Section 1(c)(3) of this Agreement, as applicable.
        (2)    Treatment of Award on a Qualified Termination Due to Retirement. If the Recipient ceases to be continuously employed by the Company on or prior to the Vesting Date as a result of retirement on any date that is after the later of (i) the second anniversary of the first day of the Performance Period and (ii) the Recipient’s retirement eligibility date, the Recipient shall be eligible to receive a prorated portion of the Earned Award pursuant to Section 1(e), subject to the Recipient’s compliance with the Recipient’s continuing obligations to the Company. Subject to Section 1(c)(4), such prorated amount shall be equal to the product of (x) the amount of the Earned Award, multiplied by (y) a fraction, the numerator of which is the number of calendar days of continuous employment from the beginning of the Performance Period through the date of the Recipient’s Qualified Termination due to retirement and the denominator of which is the total number of calendar days from the beginning of the Performance Period through the Vesting Date. For purposes of applying Section 1(e), the Vesting Date shall be treated as the “applicable vesting date” in respect of a Qualified Termination due to retirement, such that the timing of the delivery date referenced in Section 1(e) shall be the same as if no such Qualified Termination had occurred. For purposes of this Agreement, “retirement” shall mean 55 years of age or older and 10 or more years of cumulative service with the Company or the Employer.
            (3)    Acceleration of Vesting on Qualified Termination Due to Death or Total Disability. If the Recipient ceases to be continuously employed by the Company on or prior to the Vesting Date as a result of death or total disability that occurs at least six months after commencement of the Performance Period, subject to Section 1(c)(4), a prorated amount of the Recipient’s Award pursuant to this Agreement immediately shall become vested in an amount equal to the product of (i) the amount of the Award (or, if the Qualified Termination due to death or total disability occurs after the last day of the Performance Period, the Earned Amount), multiplied by (ii) a fraction, the numerator of which is the number of calendar days of continuous employment from the beginning of the Performance Period through the date of the Recipient’s Qualified Termination due to death or total disability and the denominator

    COMPANY CONFIDENTIAL
186683679.4

Exhibit 10.5
of which is the total number of calendar days from the beginning of the Performance Period through the Vesting Date. The date of the Recipient’s Qualified Termination due to death or total disability shall be treated as the “applicable vesting date” for purposes of applying Section 1(e). For purposes of the foregoing, “total disability” shall have the same meaning as provided in any long-term disability policy maintained by the Company for the benefit of the Recipient or, in the absence of such policy, as determined by the Board or the Compensation Committee in its discretion in accordance with applicable law.

(4)    Treatment of Leave of Absence. Absence on leave approved by the Board or the Compensation Committee shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Company, the Board or the Compensation Committee in its sole discretion, (i) vesting of the Award shall continue during a medical, family, military or other leave of absence protected under applicable law, whether paid or unpaid, and (ii) vesting of the Award shall be suspended during, and the amount of the Award deliverable at the applicable vesting date shall be proportionately reduced as a result of, any other unpaid leave of absence greater than 30 days (except as otherwise prohibited under local law).

(5)    Forfeiture of Award on Violation of Code of Business Conduct and Ethics. The Recipient acknowledges that compliance with the Company’s Code of Business Conduct and Ethics is a condition to the receipt and vesting of the Award. If, during the term of this Agreement, the Board (or a committee of directors designated by the Board) determines in good faith that the Recipient’s conduct is or has been in violation of the Company’s Code of Business Conduct and Ethics, then the Board or committee may cause the Recipient to immediately forfeit all or a portion of the unvested Award granted pursuant to this Agreement and the Recipient shall have no right to receive the related cash. Any determinations of violations of the Company’s Code of Business Conduct and Ethics will be conclusive and binding on the Recipient.

    (d)    Restrictions on Transfer and Delivery on Death. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Award subject to this Agreement. If the Recipient dies before the delivery date, the cash payment shall be delivered to the Recipient’s estate.

    (e)    Payment. As soon as practicable following the applicable vesting date, the Company shall pay in cash the amount represented by the vested portion of the Award to the Recipient (the date of delivery of such cash amount is referred to as the “delivery date”); provided that the Recipient has satisfied its tax withholding obligations as specified under Section 1(f) and the Recipient has completed, signed and returned any documents and taken any additional action the Company deems appropriate. In the event of the Recipient’s death, the cash payment shall be made to the Recipient’s estate.

    Notwithstanding the foregoing, a delivery date may be delayed in order to provide the Company such time as it determines appropriate to determine tax withholding and other administrative matters; provided, however, that in any event the cash payment shall be made not later than, as applicable, (A) the March 15 that immediately follows the Vesting Date or (B) if the Award vests in accordance with Section 1(c)(3), March 15 of the calendar year immediately following the calendar year that includes the date of the Recipient’s Qualified Termination due to death or total disability.

    (f)    Taxes and Tax Withholding.

        (i)    The Recipient acknowledges that under United States federal tax laws in effect on the Award Date, the Recipient will have taxable compensation income based on the amount of the cash payment made to the Recipient pursuant to the Award. The Recipient shall be responsible for all taxes imposed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the adequacy of any tax withholding in connection with the grant or vesting of the Award.

        (ii)    The Company shall deduct from any and all cash payments pursuant to the Award all domestic or foreign income, employment or other tax withholding obligation, whether national, federal, state or local (the “Tax Withholding Obligation”), arising as a result of any grant, vesting or payment of cash pursuant to this Award, in amounts determined by the Company.

    (g)    No Solicitation. (This provision is not applicable to California employees.) To the extent permitted by applicable law, the Recipient agrees that for 18 months after the Recipient’s employment with the Company terminates for any reason, with or without cause, whether by the Company or the Recipient, the Recipient shall not recruit, attempt to hire, solicit, or assist others in recruiting or hiring, any person who is an employee of the Company, or any of its subsidiaries. In addition to other remedies that may be available

    COMPANY CONFIDENTIAL
186683679.4

Exhibit 10.5
to the Company, the Recipient shall pay to the Company in cash, upon demand, the net value of any cash payment made under this Agreement if the Recipient violates this Section 1(g).

    (h)    Not a Contract of Employment. This Agreement shall not be construed as a contract of employment between the Company and the Recipient and nothing contained in this Agreement or in the Plan shall confer upon the Recipient any right to be continued in the employment of the Company or any subsidiary or to interfere in any way with the right of the Company or any subsidiary by whom the Recipient is employed to terminate the Recipient’s employment at any time for any reason, with or without cause, or to decrease the Recipient’s compensation or benefits.

2.     Miscellaneous.

    (a)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof.

    (b)    Interpretation of the Plan and this Agreement. The Board, or the Compensation Committee (the “Administrator”), shall have the sole authority to interpret the provisions of this Agreement and the Plan, and all determinations by it shall be final and conclusive.

    (c)    Code Section 409A. The Award made pursuant to this Agreement is intended not to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and instead is intended to be exempt from the application of Code Section 409A, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent that the Award is nevertheless deemed to be subject to Code Section 409A, the Award shall be interpreted in accordance with Code Section 409A and Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the grant of the Award. Notwithstanding any provision of the Award to the contrary, in the event that the Administrator determines that the Award is or may be subject to Code Section 409A, the Administrator may adopt such amendments to the Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate in the Administrator’s sole discretion and without the Recipient’s consent to (i) exempt the Award from the application of Code Section 409A or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on the Recipient by Code Section 409A or for damages for failing to comply with Code Section 409A.

    (d)    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Award or other awards granted to the Recipient under the Plan by electronic means. The Recipient hereby consents to receive such documents by electronic issuance and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

    (e)    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

    (f)    Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

    (g)    Governing Law, Venue and Jurisdiction; Attorneys’ Fees. This Agreement and the Plan shall be interpreted under the laws of the state of Oregon, exclusive of choice of law rules. Venue and jurisdiction shall be in the state or federal courts in Washington County, Oregon, and nowhere else. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

    (h)    Consent to Transfer Personal Data. By signing this Agreement, the Recipient voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Recipient is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Recipient’s ability to participate in the Plan. The Company and its subsidiaries hold certain personal information about the Recipient, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job

    COMPANY CONFIDENTIAL
186683679.4

Exhibit 10.5
title, any shares of stock or directorships held in the Company, details of all entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Recipient’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan, and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, including the United States. The Recipient authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Recipient’s behalf to a broker or other third party with whom the Recipient may elect to deposit any shares of stock acquired pursuant to the Plan. The Recipient may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Recipient’s ability to participate in the Plan.

    (i)    Acknowledgment of Discretionary Nature of the Plan; No Vested Rights. The Recipient acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of another award or benefits in lieu of another award in the future. Future awards, if any, shall be at the sole discretion of the Company, including, but not limited to, the timing of any award, the type and amount of any award and vesting provisions.

    (j)    Character of Award. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Recipient’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

(k)    Recovery Policy. Notwithstanding any other provision of this Agreement to the contrary and to the extent applicable to the Recipient, the Recipient acknowledges and agrees that any cash payment received by the Recipient under this Award may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s 2023 Incentive Compensation Recovery Policy and the Company’s Incentive Compensation Recovery Policy (collectively, the “Recovery Policy”) as in effect on the Award Date (and to the extent applicable to the Recipient, copies of which have been made available to the Recipient) and as may be amended from time to time, including to comply with changes in laws, rules or regulations that are applicable to such Award and shares of Common Stock. As a condition to the grant of this Award, to the extent applicable, the Recipient expressly agrees and consents to the Company’s application, implementation and enforcement of (a) the Recovery Policy and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation. Further, the Recipient expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the Recovery Policy (as applicable to the Recipient) or applicable law without further consent or action being required by the Recipient. For purposes of the foregoing and as a condition to the grant of this Award, the Recipient expressly and explicitly authorizes the Company to issue instructions, on the Recipient’s behalf, to any third party broker/administrator engaged by the Company for purposes of administering awards granted under the Plan to re-convey, transfer or otherwise return such shares and/or other amounts to the Company. To the extent that the terms of this Agreement and the Recovery Policy conflict, the terms of the Recovery Policy shall prevail.

    (m)    Acceptance; Counterparts. By accepting the grant of the Award, the Recipient acknowledges that the Recipient has read this Agreement and the Plan, and specifically accepts and agrees to the provisions therein. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

COLUMBIA SPORTSWEAR COMPANY
By:

    COMPANY CONFIDENTIAL
186683679.4

Exhibit 10.5

RECIPIENT
By:

    COMPANY CONFIDENTIAL
186683679.4